Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Cara Tocci
Vice President, Corporate Finance and Investor Relations	Vice President, Corporate Communications
Foot Locker, Inc.	Foot Locker, Inc.
jlance@footlocker.com	cara.tocci@footlocker.com
(212) 720-4600	(914) 582-0304

FOOT LOCKER, INC. COMPLETES ACQUISITION OF atmos

Digitally Led, Culturally Connected Business Immediately Expands Foot Locker’s Global Footprint, Provides Foothold in Rapidly Growing Asia-Pac and Extends Premium, Top-Tier Product Offering

atmos to Maintain Unique Brand Ethos, Identity and Value Proposition Within Foot Locker Family of Brands

NEW YORK, NY, November 1, 2021 – Foot Locker, Inc. (NYSE: FL) ("Foot Locker" or the "Company"), the New York-based specialty athletic retailer, today announced that, through certain subsidiaries, it has completed the acquisition of atmos, a digitally led, premium, global retailer headquartered in Japan, for $360 million, subject to certain customary adjustments.

Richard Johnson, Chairman and Chief Executive Officer of Foot Locker, said, “We are delighted to officially welcome atmos’s iconic founder, Hidefumi Hommyo, and the entire atmos team to the Foot Locker family. We deeply value atmos’s unique brand, innovative, experiential stores, premium offerings, collaborations and understanding of sneakerhead culture. atmos expands our global reach in the rapidly growing Asia-Pacific market, establishes a critical entry point in Japan and allows us to benefit from immediate scale. We are excited about the many opportunities we will collectively be able to capture as a result of this partnership as we continue creating significant long-term value for our shareholders, consumers, vendor partners, and employees.”

Mr. Hidefumi, CEO, Chief Creative Officer for atmos, said, “Today atmos enters a new era, well-positioned to bring our dynamic and exciting sneakers to more people around the world. atmos was founded with a love of sneakers and a passion for innovation, and with Foot Locker as our partner, we have the opportunity to drive global growth while maintaining what makes us unique. We have worked with Foot Locker for years on product collaborations and partnerships, and we are excited about what is ahead as we pursue our shared passion for sneaker culture, streetwear, creativity and self-expression.”

atmos will maintain its brand name, preserving the atmos identity, brand ethos, and unique value proposition as part of the Foot Locker family of brands. Foot Locker is committed to building on atmos’s strong foundation to propel the brand into its next phase of growth.

As previously announced, Foot Locker expects atmos to generate low double-digit sales growth annually and low double-digits to mid-teens EBITDA margins over the next five years and be accretive to EPS in fiscal year 2021. As previously reported on August 20, 2021, the Company anticipates that the acquisitions of WSS and atmos combined will be accretive to EPS in the range of $0.44 to $0.48 per share in 2022.

Advisors

Evercore served as financial advisor to Foot Locker, and DLA Piper LLP served as its legal advisor.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

About Foot Locker, Inc.

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, atmos, WSS, Footaction, and Sidestep. With approximately 3,000 retail stores in 28 countries across North America, Europe, Asia, Australia, and New Zealand as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York. For additional information please visit https://www.footlocker-inc.com.

 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company's business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company's filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. The forward-looking statements contained in this press release are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001